The Exhibit Index begins on page 2.
     As filed with the Securities and Exchange Commission on August 4, 1999
                          Registration No. ____________


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                             ACME UNITED CORPORATION
                             -----------------------
             (Exact name of registrant as specified in its charter)

         Connecticut                                    06-0236700
         -----------                                    ----------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

75 Kings Highway Cutoff                                    06430
-----------------------                                    -----
Fairfield, CT                                            (Zip Code)
-------------
(Addresses of principal
executive offices)

         ACME UNITED CORPORATION NON-SALARIED DIRECTOR STOCK OPTION PLAN
         ---------------------------------------------------------------
                              (Full title of plan)

(Name, address and telephone
number of agent for service)                   (Copy to:)

Ronald P. Davanzo
Acme United Corporation                        James E. Rice, Esquire
75 Kings Highway Cutoff                        Brody, Wilkinson and Ober, P.C.
Fairfield, CT 06430                            2507 Post Road
(203) 332-7330                                 Southport, CT 06490
                                               (203) 319-7100

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
                               Proposed         Proposed
Title of                       maximum          maximum
securities        Amount       offering         aggregate       Amount of
to be             to be        price per        offering        registration
registered        registered   share            price           fee
--------------------------------------------------------------------------------
Common Stock
(par value         60,000      $1.9375          $116,250        $32.32
$2.50 per share)   shares(1)    (2)              (2)             (2)

         (1) In connection with the referenced Plan, 60,000 shares of Common Stock were previously registered with the Commission on an S-8 Registration Statement (No. 333-26739) filed on May 9, 1997.

         (2) Pursuant to Rule 457(h)(1), the proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the daily high and low prices of Acme United Corporation Common Stock on the American Stock Exchange on August 4, 1999 (i.e., $1.9375 per share).

<PAGE 2>



         PART I.

         On May 9, 1997, Acme United Corporation (the "Company") filed a registration statement on form S-8 (No. 333-26739) relating to 60,000 shares of the Company's Common Stock, $2.50 per share par value ("Common Stock") to be issued pursuant to the Non-Salaried Director Stock Option Plan. This registration statement relates to the registration of 60,000 additional shares of Common Stock to be issued pursuant to the Non-Salaried Director Stock Option Plan as amended by the Board of Directors of the Company on January 27, 1998 and approved by the shareholders of the Company on April 27, 1998, in accordance with Instruction E to Form S-8. The securities to which this registration statement relates are the same class as, and are issued under the same Employee Benefit Plan as, the securities previously registered in registration No. 333-26739. Except for Part II, Item 8 which is amended in its entirety as set forth below, the contents of registration statement No. 333- 26739 are incorporated by reference herein.


         ITEM 8.    Exhibits


         4(a) 1998 Amendments of Acme United Corporation Non-Salaried Director Stock Option Plan
         5 Opinion of Counsel Regarding the Legality of the Shares of Common Stock being Registered
         23(a) Consent of Counsel (included in Exhibit 5)
         23(b) Consent of Ernst & Young LLP, Independent Auditors
         23(c) Consent of PricewaterhouseCoopers LLP, Independent Accountants


         SIGNATURES

         Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the Town of Fairfield, State of Connecticut, on this 4th day of August, 1999.



                                  Acme United Corporation



                                  By: /s/ Walter C. Johnsen
                                      ----------------------------
                                          Walter C. Johnsen
                                          President and Chief Executive Officer
                                          [Principal Executive Officer]

<PAGE 3>
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

         Signature                      Title                     Date
         ---------                      -----                     ----

/s/ Walter C. Johnsen               President, Chief Executive    August 2, 1999
------------------------------      Officer and Director
    Walter C. Johnsen

/s/ Gary D. Penisten                Chairman of the Board         August 3, 1999
------------------------------      and Director
    Gary D. Penisten

/s/ Ronald P. Davanzo               Vice President, Treasurer,    August 3, 1999
------------------------------      Secretary and Principal
    Ronald P. Davanzo               Financial Officer

/s/ William K. Gyuricsko            Controller                    August 3, 1999
------------------------------
    William K. Gyuricsko


/s/ Richmond Y. Holden, Jr.         Director                      August 3, 1999
------------------------------
    Richmond Y. Holden, Jr.


/s/ Wayne R. Moore                  Director                      August 2, 1999
------------------------------
    Wayne R. Moore


/s/ George R. Dunbar                Director                      August 3, 1999
------------------------------
    George R. Dunbar


/s/ David W. Clark , Jr.            Director                      August 3, 1999
------------------------------
    David W. Clark, Jr.


/s/ Peter H. Kamin                  Director                      August 4, 1999
------------------------------
    Peter H. Kamin


<PAGE 4>

         INDEX OF EXHIBITS ACCOMPANYING THE S-8 REGISTRATION STATEMENT


         Exhibit           Description                               Sequential
                                                                     Page
                                                                     Number


         4(a) 1998 Amendments of Acme United Corporation Non-Salaried Director Stock Option Plan
         5 Opinion of Brody, Wilkinson and Ober, P.C. Regarding the Legality of the Shares of Common Stock
         23(a) Consent of Brody, Wilkinson and Ober, P.C..*
         23(b) Consent of Ernst & Young LLP, Independent Auditors
         23(c) Consent of PricewaterhouseCoopers LLP, Independent Accountants


*Included in exhibit 5.

<PAGE 5>
                                  EXHIBIT 4(a)
                                  ------------

                             ACME UNITED CORPORATION
              AMENDMENTS TO NON-SALARIED DIRECTOR STOCK OPTION PLAN
                            ADOPTED JANUARY 27, 1998


1.   The first paragraph of Section 1.5 is amended to read as follows:

     The aggregate number of shares of Common Stock, including shares reserved for issuance pursuant to the exercise of Options, which may be issued under the terms of the Plan, may not exceed 120,000 shares and hereby are reserved for such purpose. Whenever any outstanding grant or portion thereof expires, is canceled or forfeited or is otherwise terminated for any reason without having been exercised, the Common Stock allocable to the expired, forfeited, canceled or otherwise terminated portion of the grant may again be the subject of further grants hereunder.

2.   Section 2.1 is amended by the addition of a second paragraph as follows:

     Each Participant who is elected a director at an annual meeting and is not receiving an initial option grant of 10,000 shares will receive a 2,500 share option grant each year. These shares will be immediately vested.

3.   Section 2.4(a) is amended to read as follows:

     (a) The term of an Option shall not exceed ten (10) years from the date of grant. Except as provided in this Section 2.4, after a Participant ceases to serve as a Director of the Company, including, without limitation, any voluntary or involuntary termination of a Participant's service as a director (a "Termination"), the unexercisable portion of an Option shall immediately terminate and be null and void, and the unexercised portion of any outstanding Options held by such Participant shall terminate and be null and void for all purposes, after thirty (30) days (or, for any option granted prior to April 28, 1997 three (3) months) have elapsed from the date of the Termination unless extended by the Committee, in its sole discretion, within thirty (30) days from the date of the Termination. Upon a Termination as a result of death, Disability or Retirement, any outstanding Options may be exercised by the Participant or the Participant's legal representative within twelve (12) months after such death, Disability or Retirement; provided, however, that in no event shall the period extend beyond the expiration of the option term. "Retirement" is defined for the purposes of this Section as the termination of a Participant's service as a director (i) at the end of his term of office where he is not re-elected or (ii) during his term of office, for a reason other than death or Disability; provided, in either case, that the Board of Directors, in its sole discretion, determines that the Participant is entitled to the benefit of Retirement under this subsection.

<PAGE 6>
4.   Section 3.4 is amended to read as follows:

     No rights or obligations under any outstanding Option may be altered or impaired without the Participant's consent. Any grant under the Plan may be canceled at any time with the consent of the Participant, and a new grant may be provided to such Participant in lieu thereof. The Company at its discretion and with the agreement of the Participant may buy out the Participant's option rights on Termination in return for cancellation of exercisable grants.

5.   Section 3.7 is amended to read as follows:

     If a Participant is to experience a taxable event in connection with the receipt of shares of Common Stock pursuant to an Option exercise, the Participant shall pay the amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld to the Company prior to the issuance of such shares of Common Stock. If a cash payment is made in lieu of exercise, taxes will also be withheld as required by law.


<PAGE 7>

James E. Rice
Direct Line:  319-7112


   OPINION OF COUNSEL REGARDING THE LEGALITY OF THE SHARES OF COMMON STOCK --
                                    EXHIBIT 5

                                                August 3, 1999

Acme United Corporation
75 Kings Highway Cutoff
Fairfield, CT 06430

Dear Sir or Madam:

         We have acted as counsel for Acme United Corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission of the Amendment to Form S-8 Registration Statement (the "Amended Registration Statement") relating to an additional 60,000 shares of Common Stock, par value $2.50 per share, of the Company (the "Common Stock") to be offered pursuant to the Acme United Corporation Non-Salaried Director Stock Option Plan (the "Plan").

         We have examined and are familiar with (i) the Articles of Incorporation and the Bylaws of the Company, (ii) the corporate proceedings authorizing the issuance of 60,000 shares of Common Stock pursuant to the Plan, and (ii) such other documents and instruments as we have considered necessary for the purposes of the opinions hereinafter set forth.

         Based upon the foregoing, we are of the opinion that:

         1. The Company has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Connecticut.

         2. Upon issuance and delivery of the shares of Common Stock pursuant to the Plan and payment to the Company of the option price for the Common Stock, such shares will be validly issued, fully paid, and nonassessable.

         We hereby consent to the use of this opinion and our names in connection with the Amended Registration Statement filed with the Securities and Exchange Commission to register the shares of Common Stock to be offered as aforesaid.

                                            Very truly yours,


                                            /s/ Brody, Wilkinson and Ober, P.C.
                                            -----------------------------------
                                                Brody, Wilkinson and Ober, P.C.
<PAGE 8>

Exhibit 23(b)




               Consent of Ernst & Young LLP, Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Acme United Corporation Non-Salaried Director Stock Option Plan of our report dated March 25, 1999, with respect to the consolidated financial statements and schedule of Acme United Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.

                                              /s/ Ernst & Young LLP
                                              -----------------------
                                                  Ernst & Young LLP

Hartford, Connecticut
July 30, 1999

<PAGE 9>

Exhibit 23(c)



         Consent of PricewaterhouseCoopers LLP, Independent Accountants


We  hereby  consent  to the  incorporation  by  reference  in  the  Registration
Statements of Acme United Corporation and Subsidiaries on Forms S-8 of our report dated March 19, 1998, except as to the information presented in Note 2, for which the date is March 26, 1999, on our audits of the consolidated financial statements and financial statement schedule of Acme United Corporation and Subsidiaries as of December 31, 1997, and for the years ended December 31, 1997 and 1996, which appear in Acme United Corporation's Annual Report on Form 10-K for the year ended December 31, 1998.

/s/ PricewaterhouseCoopers LLP
--------------------------------
    PricewaterhouseCoopers LLP


Hartford, Connecticut
August 2, 1999